EXHIBIT 11.1

      STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

     The following table sets forth the computation of basic and diluted earnings per share. For the year ended December 31, 2002, per share data for earnings is based on one share of the Bank's common stock.

                                                               Year Ended December 31, 2002
                                                               ----------------------------
                                                                  (amounts in thousands)
NUMERATOR:

Income from continuing operations                                         $ 495
                                                                          -----
Net income                                                                $ 495
                                                                          =====
DENOMINATOR:

Denominator for basic earnings per share-
  Weighted-average shares outstanding                                     1,033
Effect of dilutive securities:  Dilutive potential shares
  From stock-based compensation                                               4
                                                                          -----
Denominator for dilutive earnings per share-adjusted
  Weighted-average shares outstanding                                     1,037

Basic earnings per share:
  Income from continuing operations                                       $0.48

Diluted earnings per share:
  Income from continuing operations                                       $0.48